Exhibit 99.2

LOEWS CORPORATION	Contact:	Peter W. Keegan
Senior Vice President
NEWS RELEASE		(212) 521-2950

FOR IMMEDIATE RELEASE		Joshua E. Kahn
Investor Relations
(212) 521-2788

Candace Leeds
V. P. of Public Affairs
(212) 521-2416

LOEWS CORPORATION ANNOUNCES
REDEMPTION OF 7% SENIOR NOTES DUE 2023

ANNOUNCES COMPLETION OF $400 MILLION NOTES OFFERINGS

NEW YORK, January 27, 2005 - Loews Corporation (NYSE: LTR) announced today that on February 28, 2005 it will redeem all of its outstanding $400 million principal amount 7% Senior Notes due October 15, 2023 (CUSIP Number 540424 AJ7) at a redemption price of 102.148% of the principal amount, plus interest accrued to that date. On that date, the redemption price will become payable to the holders of the 7% notes and the 7% notes will cease accruing interest.

Copies of the Notice of Redemption may be obtained from JPMorgan Chase Bank, N.A., the Indenture Trustee and Paying Agent, Corporate Trust Services, 2001 Bryan Street, 9th Floor, Dallas, Texas 75201, telephone number 800.275.2048.

The Company also announced today that it has completed the sale of $300 million principal amount of its 6% Senior Notes due 2035 and $100 million principal amount of its 5-1/4% Senior Notes due 2016 in a public offering underwritten by Citigroup Global Markets Inc. The Company will use the proceeds from these offerings, together with cash on hand, to fund the redemption price of its 7% notes.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A written prospectus relating to the sale of the Company’s 6% Senior Notes due 2035 and 5-1/4% Senior Notes due 2016 may be obtained from sales representatives of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220, telephone number 718.765.6732.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws relating to expectations, plans or prospects for the Company, including those relating to whether or not the Company will consummate the redemption of the notes and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s Form 10-K/A for the year ended December 31, 2003 and other filings with the U.S. Securities and Exchange Commission.

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